Exhibit 99.1

PRABA MANIVASAGER ANNUAL MEETING SCRIPT

SLIDE 14 — What is New Equities?

Thank you, Mike. I would like to provide you all with a brief overview of New Equities, and the strategy underlying it. [Click]

New Equities is a “21st Century Workforce Model”. Our value to the customer is to create an extended IT workforce that we can make available on an “on-demand” basis. To accomplish this, we are turning the conventional wisdom on its head: rather than staffing to each new requirement that comes down the pike, we are instead proactively creating a database of consultants in each local market. We anticipate customer demand to ensure we have the people with the work history and skill sets our clients will need. Then, as those requirements are uncovered, we are in a position to provide that talent on-demand in a timely fashion because the resources and their availability are already known. This model is completely in sync with the thinking of market leaders like IBM, whose top management is advocating applying exactly this type of just-in-time supply chain approach to contingent workforce staffing. [Click]

This model has many benefits, both for the client and the consultant: 1) It lowers the cost of talent for the client through effective human capital management and managing schedules and idle times; at the same time creates a stronger affiliation with the consultant, since we are not only the employer of record, but also act as advocates for them in finding their next assignment. 2) We operate at a lower cost and work from a fixed profit margin. This means that not only does the client pay only direct costs, but also the consultant can potentially see a larger percentage of the bill rate, an inducement to maintaining that consultant’s mindshare. 3) Finally, our transaction is totally transparent: bill rate, pay rate, and all costs, fees and margins are disclosed to all parties. The intention is to build trust and loyalty among both consultants and clients, as insurance against potential labor shortages. [Click]

SLIDE 15 — Market Realities

If you look at the market from the perspective of both clients and consultants, you see what at first glance appears as two dissimilar sets of priorities. Clients want to pay as little as possible for reliable, highly knowledgeable, highly productive consultants, who are available on an on-demand basis. Consultants want ongoing work at the best market rate they can command, with benefits available as needed, a good work environment, flexibility, and an opportunity to grow professionally and develop new skills that increase their marketability. As it happens, these goals are not in conflict. The missing piece we provide is a business model intentionally designed to maintain a relationship with each consultant in the talent pool, so that those individuals are pre-identified and available as a best fit for each client requirement that surfaces. [Click]

SLIDE 16 — New Equities Approach = Proactive

In a nutshell, here’s how the model works: New Equities has staff Advocates who work to pre-catalog consultants in each market. In the process they come to thoroughly understand the consultant’s skills, client history, desired career path, business network and other factors. [Click]

These Advocates use their knowledge of consultant pool and market to make placements with clients. Once the placement is made, they check in with both the consultant and client to stay current on changes to the project schedule, the consultant’s availability, and any additional requirements. [Click]

Our business transaction is transparent and accounts for every dollar of the bill rate. Clients know they are not overpaying and consultants know they are being paid a fair market rate. We have received an enthusiastic response from both parties on this aspect of our model. [Click]

Bottom line: the New Equities model is designed to create an extended workforce, by proactively cataloging talent so that we can deliver those resources on-demand. [Click]

SLIDE 17 — Human Capital Management

Now, let’s look at how this process fits into the big picture of Human Capital Management. [Click]

We are building a Contingent Workforce, which consists of different groups of consultants, based either on industry experience, geography or skill set. [Click]

And we have ongoing recruitment efforts, so we can continue to build the workforce we need, proactively rather than reactively. [Click]

Another valuable source of knowledgeable workers are alumni who have worked with us in the past, whom we continue to stay in touch with even if they are not working for us at the moment; plus our customer’s permanent employees and retirees. [Click]

Underlying this activity is a services platform that provides essentials like payroll, billing and benefits to the consultant, and resource optimization, scheduling and knowledge management for clients. By doing this, we are building a framework in which all parties are benefiting from a long-term relationship, and the staffing firm relationship is viewed as strategic, both to the consultant’s career and the customer’s business.